Exhibit 99.1

SeaWorld Entertainment, Inc. Reports Third Quarter and Nine Months 2017 Results

ORLANDO, Fla., Nov. 7, 2017— SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the third quarter and first nine months of 2017.

Overview

•

Total revenues were $437.7 million, compared to $485.3 million in the third quarter of 2016. Net income was $55.0 million, or $0.64 per diluted share, as compared to net income of $65.7 million, or $0.77 per diluted share, in the third quarter of 2016.

•

Attendance in the third quarter of 2017 declined by approximately 732,000 guests compared to the prior year third quarter. Attendance was adversely impacted by a decline in U.S. domestic and international attendance, largely concentrated at the company’s parks in Orlando and San Diego, as well as the effects of Hurricanes Irma and Harvey.

•

The company expects to achieve its targeted $40 million in net cost savings by the end of 2018. The company has also identified an additional $25.0 million in cost savings opportunities which is inclusive of the new restructuring program executed in October to increase efficiencies, reduce duplication of functions, and improve operations.

•

With less than 15% of the company’s expected 2017 attendance remaining in November and December, the company has narrowed its 2017 Adjusted EBITDA[1] guidance range to $280 million to $295 million, primarily as a result of the weather impacts mentioned previously. See “Guidance” section which follows for a further discussion.

“This quarter, we made progress implementing the targeted actions we outlined in August to stabilize our business and to drive sustainable growth, while continuing to advance the core elements of our five-point plan,” said Joel Manby, President and Chief Executive Officer of the company. “We finalized our new ‘From Park to Planet’ national advertising and marketing campaign, which was named the top breakthrough ad for the third quarter by a leading marketing research firm, and we continued to develop and test pricing initiatives which are driving early positive results with our 2018 season pass sales. We also implemented a new restructuring program by eliminating approximately 350 positions by the end of the year. We expect to deploy a majority of the cost savings from the restructuring program into enhanced marketing and advertising initiatives in 2018 to drive revenue growth.”

“More recently, attendance trends have improved since we launched our Fall and Halloween events in late September. We remain confident in our plan to drive growth over time by addressing reputational challenges and creating fun and meaningful guest experiences, while maintaining a sharp focus on financial discipline. Our compelling product lineup, updated pricing strategies, and aggressive marketing and advertising promotion will begin to roll out early next year which we believe will position us well for improved performance in 2018.”

Third Quarter 2017 Results

During the third quarter of 2017, the company generated revenue of $437.7 million, a decrease of $47.6 million, or 10%, compared to the third quarter of 2016. The decline in revenue results primarily from a decrease in attendance for the quarter. The company reported net income of $55.0 million, or $0.64 per diluted share in the third quarter of 2017. In the third quarter of 2016, the company generated net income of $65.7 million, or $0.77 per diluted share.

Adjusted EBITDA, was $172.3 million, a decrease of $23.7 million, or 12%, compared to Adjusted EBITDA of $196.0 million in the third quarter of 2016. Net cash provided by operating activities was $99.5 million in the third quarter of 2017 compared to $147.1 million in the prior year third quarter.

Attendance in the third quarter was primarily impacted by a decline in U.S. domestic and international attendance, largely concentrated at the company’s parks in Orlando and San Diego.  In addition, SeaWorld San Diego was further impacted by a decline in attendance from the Southern California market.  Attendance for the third quarter was also adversely impacted by the effects of Hurricane Irma in Florida, which caused park closures in Orlando and Tampa, and to a lesser extent, the effects of Hurricane Harvey, which caused park closures and travel disruptions in Texas as well as weather impacts in Virginia.  The company believes the decline in U.S. domestic attendance, particularly in Orlando, results primarily from the combined impact of reduced national advertising and competitive pressures. The company believes the decline in attendance at its SeaWorld San Diego park partly results from public perception issues which have resurfaced since the company reduced marketing spend on its national reputation campaign.

Total revenue per capita (total revenues divided by attendance) declined to $57.52 in the third quarter of 2017 compared to $58.18 in the prior year third quarter. Admission per capita (admissions revenue divided by attendance) decreased by 1.4% to $34.82 in the third quarter of 2017 from $35.32 in the prior year third quarter. In-park per capita spending (food, merchandise and other revenue divided by attendance) decreased by 0.7% to $22.70 in the third quarter of 2017, from $22.86 in the prior year third quarter. The decline in total revenue per capita results primarily from the mix of guests, including a higher mix of season pass attendance and free promotional ticket offerings along with the impact of less barter revenue when compared to the third quarter of 2016. These factors were partially offset by price increases in the company’s admission products when compared to the third quarter of 2016.

[1] This earnings release includes Adjusted EBITDA and Free Cash Flow which are metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. ("GAAP"). See "Statement Regarding Non-GAAP Financial Measures" section and the financial statement tables for the definitions of Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP. Also, see “Guidance” section.

During the three months ended September 30, 2017, the company amended its existing agreement with Loro Parque concerning the orcas at that park. The agreement was amended in order to end its business relationship due to a contractual dispute. As a result, the company recognized an impairment loss of approximately $7.8 million during the third quarter of 2017.

Year to Date Results

During the first nine months of 2017, the company generated revenue of $997.8 million, a decrease of $78.9 million, or 7%, compared to the same period in 2016. The company generated a net loss for the first nine months of 2017 of $181.9 million, or a loss of $2.12 per diluted share.  Net loss for the first nine months of 2017 includes a non-cash goodwill impairment charge of $269.3 million related to full impairment of goodwill for the company’s SeaWorld Orlando park, which was recorded in the second quarter of 2017. For the first nine months of 2016, the company generated a net loss of $0.6 million, or a loss of $0.01 per diluted share.

Adjusted EBITDA in the first nine months of 2017 was $246.2 million, a decrease of $27.7 million, or 10%, compared to Adjusted EBITDA of $273.9 million in the same period of 2016. Net cash flow provided by operating activities was $187.8 million in the first nine months of 2017 compared to $258.9 million in the same period of 2016.

The decrease in revenue was driven by a 6.2% decline in attendance and, to a lesser extent, a 1.2% decrease in total revenue per capita. Total attendance for the first nine months of 2017 declined by approximately 1.1 million guests compared to the first nine months of 2016.  Attendance was primarily impacted by an overall decline in U.S. domestic and international attendance, which was largely concentrated at the company’s parks in Orlando and San Diego.  In addition, SeaWorld San Diego was further impacted by a decline in attendance from the Southern California market.  These factors were partially offset by improved attendance from guests within a 300 mile radius for the company’s Orlando and San Antonio markets which the company believes is partly due to the success of its new attractions.  Attendance, particularly for the third quarter of 2017, was also adversely impacted by the effects of Hurricane Irma which caused park closures in Orlando and Tampa, and to a lesser extent, the effects of Hurricane Harvey which caused park closures and travel disruptions in Texas as well as weather impacts in Virginia.  The company believes the decline in U.S. domestic attendance, particularly in Orlando, results primarily from the combined impact of reduced national advertising and competitive pressures. The company believes the decline in attendance at its SeaWorld San Diego park partly results from public perception issues which have resurfaced since the company reduced marketing spend on its national reputation campaign.

Total revenue per capita declined to $60.34 in the first nine months of 2017 from $61.10 in the first nine months of 2016. Admission per capita decreased by 1.6% to $36.59 from $37.20 in the prior year period. In-park per capita spending decreased to $23.75 in the first nine months of 2017, from $23.90 in the same period of 2016. The decline in total revenue per capita results primarily from the mix of guests, including a higher mix of season pass attendance and free promotional ticket offerings along with the impact of less barter revenue when compared to the first nine months of 2016. These factors were partially offset by price increases in the company’s admission products when compared to the first nine months of 2016.

Guidance

The following updated guidance is based on the company’s performance in the first nine months of 2017, recent developments and current management expectations. All financial guidance amounts are estimates subject to change, including as a result of matters discussed under the “Forward-Looking Statements” caption below and the company undertakes no obligation to update its guidance. The company now expects Adjusted EBITDA for the full year 2017 to be in the range of $280 million to $295 million.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to the applicable most comparable U.S. GAAP financial measure for the three and nine month periods ended September 30, 2017 and 2016. However, the company has not reconciled the forward-looking Adjusted EBITDA guidance range included in this press release to the most directly comparable GAAP financial measure because this cannot be done without unreasonable effort due to the seasonal nature of the company’s business and the high variability, complexity and low visibility with respect to amounts for impairments and disposition of assets, income taxes and other non-cash expenses and adjusting items which are excluded from the calculation of Adjusted EBITDA. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call

The company will hold a conference call today, Tuesday, November 7 at 9 a.m. Eastern Time to discuss its third quarter 2017 financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live call, a replay of the webcast will be available after 12 p.m. Eastern Time November 7, 2017 via the “Investor Relations” section of www.seaworldentertainment.com. A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on November 7, 2017 through 11:59 p.m. Eastern Time on November 21, 2017 by dialing 877-344-7529 from anywhere in the U.S. or 412-317-0088 from international locations, conference code 10113250.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include Adjusted EBITDA and Free Cash Flow, which are supplemental non-GAAP financial measures. Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP. Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA and Free Cash Flow, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

The financial statement tables that accompany this press release include a reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 31,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens® and Sea Rescue®. Over its more than 50-year history, the company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends, including the statements in the “Guidance” section of this press release) that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. The company generally uses words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future”, “guidance”, “targeted” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: a decline in discretionary consumer spending or consumer confidence; various factors beyond management’s control adversely affecting attendance and guest spending at the company’s theme parks, including the potential spread of contagious diseases; any risks affecting the markets in which the company operates, such as natural disasters, severe weather and travel-related disruptions or incidents; increased labor costs and employee health and welfare benefits; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; incidents or adverse publicity concerning the company’s theme parks; any adverse judgments or settlements resulting from legal proceedings; cyber security risks and the failure to maintain the integrity of internal or guest data; inability to protect the company’s intellectual property or the infringement on intellectual property rights of others; risks associated with the company’s cost optimization program, capital allocation plans, share repurchases and financing transactions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the company’s periodic filings with the Securities and Exchange Commission (“SEC”).

Although the company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the company has correctly measured or identified all of the factors affecting its business or the extent of these factors' likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the company’s website at www.seaworldentertainment.com).

CONTACTS:

Investor Relations:

Mark Trinske

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Aimée Jeansonne Becka

Vice President of Public Relations

Aimee.Jeansonne-Becka@SeaWorld.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2017	2016	$	%	2017	2016	$	%
Net revenues:
Admissions	$264,967	$294,605	$(29,638)	(10%)	$605,007	$655,510	$(50,503)	(8%)
Food, merchandise and other	172,745	190,713	(17,968)	(9%)	392,812	421,185	(28,373)	(7%)
Total revenues	437,712	485,318	(47,606)	(10%)	997,819	1,076,695	(78,876)	(7%)
Costs and expenses:
Cost of food, merchandise and other revenues	31,988	35,854	(3,866)	(11%)	75,532	81,768	(6,236)	(8%)
Operating expenses (exclusive of depreciation and amortization shown separately below and includes equity compensation of $976 and $505 for the three months ended September 30, 2017 and 2016, respectively, and $5,830 and $10,371 for the nine months ended September 30, 2017 and 2016, respectively) (a)	194,802	198,754	(3,952)	(2%)	541,395	570,480	(29,085)	(5%)
Selling, general and administrative (includes equity compensation of $2,269 and $2,040 for the three months ended September 30, 2017 and 2016, respectively and $13,435 and $24,225 for the nine months ended September 30, 2017 and 2016, respectively) (b)	54,770	57,148	(2,378)	(4%)	176,340	196,534	(20,194)	(10%)
Goodwill impairment charges(c)	—	—	—	—	269,332	—	269,332	ND
Restructuring and other related costs (d)	5,100	—	5,100	ND	5,100	112	4,988	NM
Depreciation and amortization	42,230	40,921	1,309	3%	120,597	156,677	(36,080)	(23%)
Total costs and expenses	328,890	332,677	(3,787)	(1%)	1,188,296	1,005,571	182,725	18%
Operating income (loss)	108,822	152,641	(43,819)	(29%)	(190,477)	71,124	(261,601)	NM
Other (income) expense, net	(108)	72	(180)	NM	(111)	48	(159)	NM
Interest expense	20,160	15,137	5,023	33%	57,873	44,297	13,576	31%
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (e)	—	—	—	—	8,143	—	8,143	ND
Income (loss) before income taxes	88,770	137,432	(48,662)	(35%)	(256,382)	26,779	(283,161)	NM
Provision for (benefit from) income taxes	33,736	71,777	(38,041)	(53%)	(74,437)	27,405	(101,842)	NM
Net income (loss)	$55,034	$65,655	$(10,621)	(16%)	$(181,945)	$(626)	$(181,319)	NM
Earnings (loss) per share:
Net income (loss) per share, basic	$0.64	$0.77			$(2.12)	$(0.01)
Net income (loss) per share, diluted	$0.64	$0.77			$(2.12)	$(0.01)

Weighted average common shares outstanding:
Basic	86,012	85,290			85,712	84,787
Diluted (f)	86,284	85,447			85,712	84,787

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2017	2016	$	%	2017	2016	$	%
Net income (loss)	$55,034	$65,655	$(10,621)	(16%)	$(181,945)	$(626)	$(181,319)	NM
Provision for (benefit from) income taxes	33,736	71,777	(38,041)	(53%)	(74,437)	27,405	(101,842)	NM
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs (e)	—	—	—	—	8,143	—	8,143	ND
Interest expense	20,160	15,137	5,023	33%	57,873	44,297	13,576	31%
Depreciation and amortization	42,230	40,921	1,309	3%	120,597	156,677	(36,080)	(23%)
Goodwill impairment charges(c)	—	—	—	—	269,332	—	269,332	ND
Equity-based compensation expense (g)	3,245	2,545	700	28%	19,265	34,596	(15,331)	(44%)
Other non-cash expenses (h)	7,814	1	7,813	NM	8,727	6,645	2,082	31%
Other business optimization costs (i)	6,732	103	6,629	NM	9,834	1,939	7,895	NM
Other adjusting items (j)	1,024	(117)	1,141	NM	4,332	2,705	1,627	60%
Other items (k)	2,351	—	2,351	ND	4,463	233	4,230	NM
Adjusted EBITDA (l)	$172,326	$196,022	$(23,696)	(12%)	$246,184	$273,871	$(27,687)	(10%)
Net cash provided by operating activities	$99,476	$147,134	$(47,658)	(32%)	$187,779	$258,871	$(71,092)	(27%)
Capital expenditures	36,463	32,272	4,191	13%	139,638	135,496	4,142	3%
Free Cash Flow (m)	$63,013	$114,862	$(51,849)	(45%)	$48,141	$123,375	$(75,234)	(61%)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of September 30, 2017	As of December 31, 2016
Cash and cash equivalents	$52,342	$68,958
Total assets	$2,122,079	$2,378,771
Long-term debt, including current maturities:
Term B-5 Loans	$993,314	$—
Term B-2 Loans	557,658	1,327,850
Term B-3 Loans	—	245,800
Revolving Credit Facility	—	24,351
Total long-term debt, including current maturities	$1,550,972	$1,598,001
Total stockholders' equity	$299,506	$461,215

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED OTHER DATA

(In thousands, except per capita amounts)

	For the Three Months Ended September 30,		Change		For the Nine Months Ended September 30,		Change
	2017	2016	#	%	2017	2016	#	%
Attendance	7,609	8,341	(732)	(8.8%)	16,537	17,622	(1,085)	(6.2%)
Total revenue per capita (n)	$57.52	$58.18	$(0.66)	(1.1%)	$60.34	$61.10	$(0.76)	(1.2%)

NM-Not Meaningful

ND-Not Determinable

(a) Includes non-cash equity compensation expense, which for the nine months ended September 30, 2017 includes approximately $2.8 million associated with certain performance-vesting restricted shares which partially vested on May 8, 2017 and in the nine months ended September 30, 2016, includes approximately $9.0 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(b) Includes non-cash equity compensation expense, which for the nine months ended September 30, 2017 includes approximately $5.6 million associated with certain performance-vesting restricted shares which partially vested on May 8, 2017 and in the nine months ended September 30, 2016 includes approximately $18.5 million associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(c) Reflects non-cash goodwill impairment charges recorded in the nine months ended September 30, 2017 related to full impairment of goodwill for the company’s SeaWorld Orlando reporting unit during the second quarter of 2017.

(d) For the three and nine months ended September 30, 2017, reflects restructuring and other related costs primarily related to estimated severance and other termination benefits associated with certain positions which were eliminated in the fourth quarter of 2017 as a result of the 2017 Restructuring Program. For the nine months ended September 30, 2016, reflects restructuring and other related costs primarily related to severance and other employment expenses for certain positions that were eliminated in the first quarter of 2016.

(e) Reflects primarily the write-off of $8.0 million in debt issuance costs incurred on the Term B-5 Loans during the nine months ended September 30, 2017.

(f) During the three months ended September 30, 2017 and 2016, there were approximately 4,180,000 and 4,374,000 anti-dilutive shares of common stock, respectively, excluded from the computation of diluted earnings per share. During the nine months ended September 30, 2017 and 2016, the company excluded potentially dilutive shares of approximately 5,137,000 and 4,811,000, respectively, as their effect would have been anti-dilutive due to the company’s net loss during those periods.

(g) Reflects non-cash equity compensation expenses associated with the grants of equity compensation. For the nine months ended September 30, 2017, includes $8.4 million associated with certain performance-vesting restricted shares, a portion of which vested on May 8, 2017. For the nine months ended September 30, 2016, includes $27.5 million incurred in the first quarter of 2016 associated with certain performance-vesting restricted shares which vested on April 1, 2016.

(h) Reflects non-cash expenses related to miscellaneous asset write-offs, including $7.8 million associated with certain long-lived assets which were impaired as of September 30, 2017 and $6.4 million in the nine months ended September 30, 2016 associated with the Blue World Project, as well as non-cash losses on derivatives.

(i) Consists primarily of (1) business optimization and other strategic initiative costs primarily composed of $5.1 million recorded in the three and nine months ended September 30, 2017 related to the 2017 Restructuring Program; (2) third party consulting costs of approximately $0.9 million and $3.6 million incurred in the three and nine months ended September 30, 2017, respectively, and approximately $0.1 million and $1.6 million in the three and nine months ended September 30, 2016, respectively; and (3) additional  net separation costs of $0.1 million and $0.5 million incurred in the three and nine months ended September 30, 2017, respectively, for certain positions eliminated not related to a formal restructuring program or cost saving initiative. For the nine months ended September 30, 2016, also includes $0.4 million of restructuring and related costs associated with severance and other employment expenses for certain positions eliminated in the first quarter of 2016 as a result of cost saving initiatives.

(j) Reflects primarily costs incurred of $0.6 million and $3.8 million related to product and intellectual property development costs incurred in the three and nine months ended September 30, 2017, respectively, and less than $0.1 million and approximately $0.2 million of state franchise taxes paid in the three and nine months ended September 30, 2017, respectively. Reflects an adjustment of $0.1 million and costs incurred of $2.6 million related to product and intellectual property development costs for the three and nine months ended September 30, 2016, respectively, and approximately $0.1 million of state franchise taxes paid in the nine months ended September 30, 2016.

(k) Reflects the impact of certain items which the company is permitted to exclude under the credit agreement governing the company’s senior secured credit facilities due to the unusual nature of the items. The credit agreement allows these items to be excluded on an after-tax basis only, and accordingly, these items are presented net of related taxes of approximately $1.4 million and $2.7 million in the three and nine months ended September 30, 2017, respectively, and $0.1 million in the nine months ended September 30, 2016.

(l) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the company’s senior secured credit facilities.

(m) Free Cash Flow is defined as net cash provided by (used in) operating activities less cash capital expenditures. Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

(n) Calculated as total revenues divided by attendance.